Exhibit 10.1

EXECUTION COPY

LOAN AND RESTRUCTURING AGREEMENT

BETWEEN

DIGITAL LIGHTWAVE, INC.

AND

OPTEL CAPITAL, LLC

SEPTEMBER 16, 2004

LOAN AND RESTRUCTURING AGREEMENT

This Loan and Restructuring Agreement (this “Agreement”) is entered into as of September 16, 2004, by and between Digital Lightwave, Inc., a Delaware corporation (“Borrower”), and Optel Capital, LLC, a Delaware limited liability company (“Lender”).

RECITALS

A. Whereas Lender and/or Optel, LLC has advanced funds to Borrower pursuant to those several secured promissory notes listed on Schedule A attached hereto (the “Prior Secured Promissory Notes”);

B. Whereas Lender has acquired all Prior Secured Promissory Notes originally made payable to Optel, LLC pursuant to various allonges entered into between Lender and Optel, LLC;

C. Whereas as of the date hereof, (i) the total outstanding principal amount owed by Borrower to Lender pursuant to the Prior Secured Promissory Notes equals $25,650,000 (collectively, the “Outstanding Principal”), all of which is currently due and payable in full upon demand by Lender at any time, and (ii) the total outstanding accrued and unpaid interest thereon equals $1,972,305.69 (the “Outstanding Interest,” and collectively with the Outstanding Principal, the “Outstanding Debt”);

D. Whereas, Borrower currently has insufficient capital resources to satisfy the Outstanding Debt and desires that Lender restructure such debt and advance Borrower additional proceeds to fund its short-term working capital needs;

E. Whereas, in order to induce Lender to restructure the Outstanding Debt and make the new advance, Lender desires to make the Outstanding Debt and new advance convertible into Common Stock on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Accredited Investor” means an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower’s Address” means 15550 Lightwave Drive, Clearwater, FL 33760.

“Business Day” means a day other than a Saturday or a Sunday on which financial institutions in Clearwater, Florida are open for business.

“Bylaws of Borrower” means the bylaws of the Borrower, as amended from time to time.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

“Certificate of Amendment” means the certificate of amendment of Borrower.

“Certificate of Incorporation” means the certificate of incorporation of Borrower, as amended from time to time.

“Change of Control” means a sale of all or substantially all of Borrower’s assets, or any merger or consolidation of Borrower with or into another corporation; other than a merger or consolidation in which the holders of the shares of capital stock of Borrower outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Borrower, or such surviving entity, outstanding immediately after such transaction.

“Closing” means the action, execution and delivery of such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement and the other Credit Documents in accordance with the terms hereof and thereof.

“Closing Date” has the meaning set forth in Section 2.4.

“Collateral” has the meaning set forth in the Security Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of Borrower.

“Compliance Certificate” has the meaning set forth in Section 5.3.

“Conversion Feature” has the meaning set forth in Section 2.3(a).

“Conversion Price” means 100% of the average of the daily volume-weighted average price of Common Stock quoted or traded on the Nasdaq National Market or the Nasdaq Small Cap Market (or, if the Common Stock is not quoted or traded on the Nasdaq National Market or the Nasdaq Small Cap Market at the time of conversion, such other primary market on which the Common Stock is quoted or traded) during the period of five consecutive trading days ending on the date immediately prior to the date of the conversion of the Secured Convertible Promissory Note, from time to time.

“Credit Documents” means and includes this Agreement, the Secured Convertible Promissory Note, the Security Agreement and the Registration Rights Agreement and all other documents, instruments and agreements delivered by Borrower in connection with any of the foregoing.

“Disinterested Stockholders” means those stockholders of Borrower that are not Affiliates of Lender and are not otherwise interested parties in any of the transactions set forth herein.

“Disinterested Stockholder Approval” has the meaning set forth in Section 2.3(a).

“Equipment” means any “Equipment,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires an interest.

“Governmental Authority” means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property” means, collectively, all rights, priorities and privileges of Borrower relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, patents, patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites and know-how.

“Initial Interest Maturity Date” has the meaning set forth in 2.2(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower and its subsidiaries, taken as a whole and considered in light of Borrower’s financial condition as in existence on the date hereof; (ii) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents considered in light of Borrower’s financial condition as in existence on the date hereof; (iii) the rights and remedies of Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; or (iv) the value of the Collateral considered in light of Borrower’s financial condition as in existence on the date hereof, Lender’s security interest in the Collateral or the perfection or priority of such security interests; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Material Adverse Effect has occurred: (i) the announcement or pendency of the transactions contemplated by this Agreement and the other Credit Documents, (ii) compliance with the terms and conditions of this Agreement and the other Credit Documents, (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (iv) any litigation or other similar proceeding arising out of or in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby.

“Maturity Date” has the meaning set forth in Section 2.2(a).

“New Advance” has the meaning set forth in Section 2.1(a).

“Obligations” means the New Advance, all other advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement, any other Credit Document or any note or other instrument or document, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Borrower or payable by Borrower thereunder.

“Outstanding Interest” has the meaning set forth in Recital C.

“Outstanding Principal” has the meaning set forth in Recital C.

“Outstanding Debt” has the meaning set forth in Recital C.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Person” means an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Prior Secured Promissory Notes” has the meaning set forth in Recital A.

“Proposals” has the meaning set forth in Section 7.1.

“Registration Rights Agreement” has the meaning set forth in Section 2.1(d).

“Requirement of Law” applicable to any Person means (i) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (ii) any rule of any Governmental Authority applicable to such Person, (iii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (iv) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Schedules” means and includes all schedules attached hereto, including the Schedule of Exceptions.

“Secretary Certificate” has the meaning set forth in Section 5.6.

“Secured Convertible Promissory Note” has the meaning set forth in Section 2.1(b).

“Security Agreement” has the meaning set forth in Section 2.1(e).

“Securities” means collectively the Secured Convertible Promissory Note and the shares of Common Stock issuable upon conversion thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means the special committee of the Board of Directors of Borrower consisting of Robert Moreyra, Gerald A. Fallon and Jeffrey S. Chisholm.

“Stockholder Meeting” means the meeting of stockholders of Borrower at which the Proposals are voted upon.

“Taxes” has the meaning set forth in Section 2.5.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Florida; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Secured Party’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Florida, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

2. New Advance and Secured Convertible Promissory Note.

2.1 Obligations at Closing. Subject to the terms and conditions of this Agreement, at the Closing the following events shall occur:

(a) Lender shall advance to Borrower $1,350,000 (the “New Advance”) in immediately available funds.

(b) Borrower shall issue to Lender a secured convertible promissory note in favor of Lender, or any of its Affiliates as Lender may designate, in substantially the form attached hereto as Exhibit A (the “Secured Convertible Promissory Note”).

(c) Lender shall return the Prior Secured Promissory Notes to Borrower and Borrower shall cancel the Prior Secured Promissory Notes; provided, however, that the execution and delivery of the Secured Convertible Promissory Note shall not (i) operate as a waiver of any right, power or remedy of Lender under the Prior Secured Promissory Notes, or (ii) extinguish or impair any obligations of Borrower under the Prior Secured Promissory Notes.

(d) Lender and Borrower shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit B (as amended, restated or otherwise modified from time to time, the “Registration Rights Agreement”).

(e) Lender and Borrower shall enter into an amended and restated security agreement in substantially the form attached hereto as Exhibit C (as amended, restated or otherwise modified from time to time, the “Security Agreement”).

2.2. Terms of Secured Convertible Promissory Note and Outstanding Interest.

(a) The principal amount of the Secured Convertible Promissory Note shall equal the sum of the Outstanding Principal plus the principal amount of the New Advance (i.e., $27,000,000). The conversion price of the Secured Convertible Promissory Note shall equal the Conversion Price. The outstanding principal amount of the Secured Convertible Promissory Note shall be due and payable in full upon demand by Lender any time after December 31, 2005 (the “Maturity Date”).

(b) The full amount of the Outstanding Interest and the aggregate amount of the accrued and unpaid interest on the Secured Convertible Promissory Note as of the one year anniversary of the date hereof (the “Initial Interest Maturity Date”) shall be due and payable in full upon demand by Lender at any time on or after the Initial Interest Maturity Date. The remainder of the accued and unpaid interest on the Secured Convertible Promissory Note shall be due and payable in full upon demand by Lender at any time after the Maturity Date.

2.3. Conversion Feature and Accelerated Maturity Date.

(a) It shall be a condition precedent to the Secured Convertible Promissory Note becoming convertible in accordance with Section 2(a) thereof (the “Conversion Feature”), that the Proposals be approved at the Stockholder Meeting by the affirmative vote in person or by proxy of a majority of the outstanding shares of Common Stock beneficially owned by the Disinterested Stockholders (“Disinterested Stockholder Approval”).

(b) In the event Borrower does not obtain Disinterested Stockholder Approval of the Proposals, then the Secured Convertible Promissory Note shall not become convertible and the entire outstanding principal amount and unpaid and accrued interest under the Secured Convertible Promissory Note and the entire amount of the Outstanding Interest shall immediately become due and payable in full upon demand by Lender at any time on or after the date of such Stockholder Meeting.

2.4 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on September 16, 2004, unless otherwise agreed in writing by both parties (the “Closing Date”). At the Closing, Borrower and Lender shall take such actions and execute and deliver such agreements and other instruments and documents set forth above and as necessary or appropriate to effect the transactions contemplated by this Agreement and the other Credit Documents in accordance with the terms hereof and thereof.

2.5 Taxes on Payments. All payments made by Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Lender by its jurisdiction of incorporation) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to Lender hereunder or under the other Credit Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any taxes, interest or penalties that may become payable by Lender as a result of any such failure. The obligations of Borrower under this Section 2.5 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.6 Use of Proceeds. The proceeds of each Advance shall only be used by Borrower for its general corporate purposes.

2.7 Security Agreement. Borrower’s payment and performance obligations under this Agreement and the Secured Convertible Promissory Note are secured by all of the personal property assets of Borrower in accordance with the terms of Security Agreement.

3. Representations and Warranties of Borrower. In order to induce Lender to enter into this Agreement and to make the New Advance, Borrower represents and warrants to Lender as follows (except as set forth on a Schedule of Exceptions attached hereto as Schedule 3 and delivered separately by the Borrower to Lender, which exceptions shall be deemed to be representations and warranties as if made hereunder), and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

3.1 Corporate Existence. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower’s organizational identification number issued by the State of Delaware is and will continue to be #2578459. To the best of Borrower’s knowledge, Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could reasonably be expected to result in a Material Adverse Effect.

3.2 Legal Authority. The execution, delivery and performance by Borrower of this Agreement and the other Credit Documents, the consummation of the transactions contemplated thereby and issuance and delivery of the Securities (a) are within the corporate power of Borrower, and (b) have been duly authorized by all necessary corporate actions on the part of Borrower.

3.3 Enforceability. Each of this Agreement and the other Credit Documents executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, and will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.4 No Contravention. Except as set forth on Schedule 3.4, the execution and delivery by Borrower of this Agreement and the other Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not (a) violate any Requirement of Law applicable to Borrower; (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any contractual obligation of Borrower; or (c) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Borrower (except such Liens as may be created in favor of Lender pursuant to this Agreement and the other Credit Documents).

3.5 Approvals. Except as set forth on Schedule 3.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of this Agreement and the other Credit Documents executed by Borrower or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect, the Disinterested Stockholder Approval required by Section 7.2 hereof and the approval required by the rules of The Nasdaq Stock Market.

3.6 Valid Issuance of Securities. The Securities, when issued and delivered in accordance with the terms of the Credit Documents for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement or applicable state and federal securities laws. The Securities will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Secured Convertible Promissory Note has been duly and validly reserved for issuance.

3.7 No Violation or Default. Except as disclosed and set forth in Schedule 3.7, Borrower is not in violation of or in default with respect to (a) any Requirement of Law applicable to Borrower or (b) any contractual obligation of Borrower (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.

3.8 Intellectual Property. To the best of Borrower’s knowledge, Borrower owns or possesses sufficient legal rights to all Intellectual Property necessary for its business as now conducted and as presently contemplated to be conducted without any conflict with, or infringement of, the rights of others. Except as set forth on Schedule 3.8, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Borrower bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity except, in any case, options, licenses, or agreements entered into by Borrower in the ordinary course of business. Borrower has not received any communications alleging that Borrower has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person. Borrower is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Borrower or that would conflict with Borrower’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Borrower’s business by the employees of Borrower, nor the conduct of Borrower’s business as proposed, will, to Borrower’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Borrower does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Borrower.

3.9 Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all Liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens and the Liens granted to Lender pursuant to the Security Agreement. Except as otherwise set forth on Schedule 3.9, Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others. Except to the extent previously disclosed to Lender, none of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, bailee, mortgagee, beneficiary under a deed of trust, Lien or otherwise), upon request of Lender, Borrower shall use its commercially reasonable efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers, acknowledgements and subordinations as Lender shall specify, so as to ensure that Lender’s rights in the Collateral are, and will continue to be, superior to the rights of any such third party and so as to acknowledge that such Person holds such Collateral for the benefit of Lender pursuant to Section 9-313(c) of the UCC. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.10 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records which are complete and accurate in all material respects.

3.11 Litigation. Except as disclosed and set forth on the Schedule 3.11, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened by or against or affecting Borrower in any court or before any Governmental Authority (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any Material Adverse Effect. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim.

3.12 Financial Condition, Statements and Reports. Except as set forth on Schedule 3.12, all financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will present fairly, in all material respects, the financial condition and results of operations of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect.

3.13 Tax Returns and Payments; Pension Contributions. Except as set forth on Schedule 3.13, Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (a) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

3.14 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. The representations and warranties set forth in this Section 3.14 shall not be deemed or construed to apply to any matter covered by the representations and warranties set forth in Sections 3.6 or 3.7.

3.15 Accuracy of Information Furnished. The Credit Documents and the other certificates, statements and information (excluding projections) furnished by Borrower in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not intentionally contain any untrue statement of a material fact and do not intentionally omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by Borrower in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, Borrower’s good faith estimates of the future performance of Borrower.

4. Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower that:

4.1 Legal Authority. The execution, delivery and performance by Lender of each Credit Document executed, or to be executed, by Lender and the consummation of the transactions contemplated thereby (a) are within the power of Lender and (b) have been duly authorized by all necessary actions on the part of Lender.

4.2 Enforceability. Each Credit Document executed, or to be executed, by Lender has been, or will be, duly executed and delivered by Lender and constitutes, or will constitute, a legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.3 No Contravention. The execution and delivery by Lender of the Credit Documents executed by Lender and the performance and consummation of the transactions contemplated thereby do not (a) violate any Requirement of Law applicable to Lender; (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any contractual obligation of Lender; or (c) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of Lender.

4.4 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by Lender or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

4.5 Purchase Entirely for Own Account. This Agreement is made with Lender in reliance upon Lender’s representation to Borrower, which by Lender’s execution of this Agreement, Lender hereby confirms, that the Securities to be acquired by Lender will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable securities laws, and that Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Lender further represents that Lender does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Lender has not been formed for the specific purpose of acquiring any of the Securities.

4.6 Knowledge. Lender is aware of Borrower’s business affairs and financial condition and has acquired sufficient information about Borrower to reach an informed and knowledgeable decision to acquire the Securities.

4.7 Accredited Investor. Lender is an Accredited Investor.

5. Conditions to Lender’s Obligations at Closing. The obligations of Lender under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by Lender in its sole discretion:

5.1 Representations and Warranties. The representations and warranties of Borrower contained in Section 3 of this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date.

5.2 Performance. Borrower shall have performed and complied in all material respects with all material covenants, agreements, obligations and conditions contained in all of this Agreement and the other Credit Documents that are required to be performed or complied with by it on or before the Closing Date.

5.3 Compliance Certificate. President of Borrower shall deliver to Lender a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D (the “Compliance Certificate”), certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4 Legal Requirements. All Requirements of Law by all Governmental Authorities that are required in connection with the lawful issuance of the Secured Convertible Promissory Note pursuant to this Agreement shall be obtained and effective as of the Closing Date.

5.5 Legal Opinion. Lender shall have received from Fowler White Boggs Banker P.A., counsel for Borrower, an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

5.6 Secretary Certificate. The Secretary of Borrower shall have delivered to Lender at the Closing a certificate in substantially the form attached hereto as Exhibit F (the “Secretary Certificate”) certifying (i) the Certificate of Incorporation, (ii) the Bylaws of Borrower, and (iii) resolutions of the Board of Directors of Borrower approving this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, including the approval of a majority of the independent and disinterested directors of Borrower.

5.7 Fairness Opinion. Lender shall have received a copy of an opinion, in a form acceptable to Lender, issued to Borrower and the Special Committee by an independent and reputable financial advisor as to the fairness, from a financial point of view, to the Disinterested Stockholders of each of the transactions contemplated herein.

5.8 Secured Convertible Promissory Note. Borrower shall have executed and delivered to Lender the Secured Convertible Promissory Note.

5.9 Security Agreement. Borrower shall have executed and delivered to Lender the Security Agreement.

5.10 Registration Rights Agreement. Borrower shall have executed and delivered to Lender the Registration Rights Agreement.

6. Conditions to Borrower’s Obligations at Closing. The obligations of Borrower under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by Borrower in its sole discretion:

6.1 Representations and Warranties. The representations and warranties of Lender contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement and the other Credit Documents to be performed by Lender on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Legal Requirements. All Requirements of Law by all Governmental Authorities that are required in connection with the lawful issuance of the Secured Convertible Promissory Note pursuant to this Agreement shall be obtained and effective as of the Closing Date.

6.4 Fairness Opinion. Borrower shall have received a copy of an opinion, in a form acceptable to Borrower, issued to Borrower and the Special Committee by an independent and reputable financial advisor as to the fairness, from a financial point of view, to the Disinterested Stockholders of each of the transactions contemplated herein.

7. Covenants of Borrower.

7.1 Stockholder Meeting. Borrower agrees to hold the Stockholder Meeting as soon as reasonably possible following the date hereof at which Borrower shall include (i) a proposal to approve the Conversion Feature and (ii) a proposal to increase the number of authorized shares of Common Stock under the Certificate of Incorporation from 200,000,000 to 300,000,000 (collectively, the “Proposals”).

7.2 Management and Board Support. The management and Board of Directors of the Company, including the Special Committee, but not including Dr. Bryan J. Zwan, shall support the Proposals and shall use commercially reasonable efforts to obtain stockholder approval of the Proposals, including Disinterested Stockholder Approval.

8. Miscellaneous.

8.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.2 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Lender and Borrower.

8.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.4 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

8.5 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Borrower or Lender under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to Borrower, at Borrower’s address or facsimile number set forth below, or if to Lender, at the address or facsimile number set forth below (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt:

Lender:

Optel, LLC

3000 Bayport Drive

Tampa, FL 33607

Tel No. (813) 287-6337

Fax No. (813) 287-2886

Attn: Chief Financial Officer

Borrower:

Digital Lightwave, Inc.

15550 Lightwave Drive

Clearwater, FL 33760

Tel No. (727) 442-6677

Fax No. (727) 467-0702

Attn: President

In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Lender to be made by telephone or facsimile, Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by Lender is such a person.

8.6 Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.

8.7 Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender and its partners, managers, members, directors, officers and employees and their respective directors, officers, employees, agents and advisors (“Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to this Agreement and all of the other Credit Documents or any transaction contemplated thereby, including without limitation the issuance of the Secured Convertible Promissory Note, except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and shall defend such action with its own legal counsel, at Borrower’s sole cost and expense. Lender may also require Borrower to defend the matter. Any failure or delay of Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 8.7 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of Borrower under this Section 8.7 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.8 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may, at any time, sell and assign, or grant participating interests in, to any other Person not a direct competitor of Borrower, all or a portion of its rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that it shall perform such acts, and provide such information, as Lender may reasonably request to assist Lender with any such assignment or participation.

8.9 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement or any other transaction contemplated hereby or relating hereto, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Agreement or any other present or future agreement.

8.10 Schedule of Exceptions and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. The representations and warranties of Borrower set forth in this Agreement are made and given subject to the disclosures contained in the Schedule of Exceptions delivered in connection herewith. Borrower shall not be deemed to be in breach of any such representations and warranties (and no claim of right to indemnification shall lie in respect thereof) in respect of any such matter so disclosed in the Schedule of Exceptions. Where brief particulars only of a matter are set out or referred to in the Schedule of Exceptions, or a reference is made to a particular part only of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed provided that the document in its entirety has been provided to the Lender as of the date of this Agreement. The specific disclosures set forth in the Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall apply to and shall be deemed to be exceptions to or modifications or qualifications of all representations and warranties contained herein to the extent applicable. Lender shall be deemed to be aware of and there are deemed to have been disclosed to Lender as if herein set forth (i) all matters fairly disclosed or referred to or contained in this Agreement and in all documents specifically referred to therein and (ii) the contents of and all matters referred to in the documents specifically listed in the Schedules and provided to Lender. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

8.11 Section Headings; Construction. Section headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

8.12 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the laws of the State of Florida. As a material part of the consideration to Lender to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within Pinellas County, Florida and that the exclusive venue therefor shall be Pinellas County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

8.13 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY CONDUCT, ACTS OR OMISSIONS RELATING TO THIS AGREEMENT OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[Signature Pages Follow]

The parties have executed this Loan and Restructuring Agreement as of the date first written above.

BORROWER:

Digital Lightwave, Inc., a Delaware corporation

By:	/S/ JAMES GREEN
James Green
President

LENDER:

Optel Capital, LLC, a Delaware limited liability company

By:	/S/ PAUL RAGAINI
Name:	Paul Ragaini
Title:	Chief Financial Officer

SIGNATURE PAGE TO LOAN AND RESTRUCTURING AGREEMENT

LIST OF EXHIBITS

Exhibit A -	Form of Secured Convertible Promissory Note

Exhibit B -	Form of Registration Rights Agreement

Exhibit C -	Form of Security Agreement

Exhibit D -	Form of Compliance Certificate

Exhibit E -	Form of Legal Opinion of Fowler White

Exhibit F -	Form of Secretary Certificate

LIST OF SCHEDULES

Schedule A -	Prior Secured Promissory Notes

Schedule 3 -	Schedule of Exceptions

Schedule 3.4 -	No Contravention

Schedule 3.5 -	Approvals

Schedule 3.7 -	Violations or Defaults of Obligations

Schedule 3.8 -	Intellectual Property

Schedule 3.9 -	Title to Collateral

Schedule 3.11 -	Litigation

Schedule 3.12 -	Financial Statements

Schedule 3.13 -	Tax Returns and Payments